EXHIBIT 99.2


    Syntax-Brillian Announces Departure of Chief Financial Officer


    TEMPE, Ariz.--(BUSINESS WIRE)--Sept. 12, 2007--Syntax-Brillian Corporation (Nasdaq:BRLC), a manufacturer and marketer of LCD and LCoS(TM) HDTVs and digital entertainment products, announced that Wayne Pratt, its chief financial officer, will resign effective September 30, 2007 to take a position working with a longstanding colleague at a start-up company located in Tempe, Ariz.

    "We are extremely sorry to learn of Wayne's decision to leave the company to pursue an opportunity with a privately held company," said Vincent Sollitto, chairman and chief executive officer of Syntax-Brillian. "He has been a great addition to Syntax-Brillian since the formation of the company in late 2005, and we certainly wish him the very best in his new endeavor. With Wayne's assistance, Jack Hodgson, our audit committee chairman, and I have begun the search for a replacement."

    About Syntax-Brillian Corporation

    Syntax-Brillian Corporation (www.syntaxbrillian.com) is a leading designer, developer, and distributor of LCD and LCoS(TM) HDTVs, digital cameras, and microdisplay entertainment products. The company's lead products include its Olevia(TM) brand (www.Olevia.com) high definition widescreen LCD and LCoS(TM) televisions -- one of the fastest growing global TV brands -- and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the company as a market leader in consumer digital entertainment products.

    Olevia, Brillian, LCoS and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.


    CONTACT: Syntax-Brillian Corporation
             Vincent Sollitto
             Chairman and CEO
             602-389-8888